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                                                                    Exhibit 99.1

Aviation Sales Company Completes the Sale of Its Caribe Aviation Component Repair Operation

     MIRAMAR, Fla.--(BUSINESS WIRE)--May 29, 2001--Aviation Sales Company (NYSE:AVS - news) today announced that it has sold the assets of its Caribe
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Aviation component repair operation to Hamilton Sundstrand Services Corporation, a subsidiary of United Technologies Corp. (NYSE: UTX - news).
                                                 ---   ----

     The purchase price was $22.5 million. Aviation Sales received $21.75 million of gross cash proceeds at the closing of the sale, and will receive the balance within one year, subject to post closing adjustments. Additionally, the buyer assumed payables and accrued expenses relating to the Caribe business aggregating approximately $3.0 million. The Company used $13.5 million of the proceeds from the sale to repay senior debt. The balance, net of expenses, will be used for working capital. Further, the buyer acquired the real property and facility in Miramar, Florida on which the Caribe operation is located for an aggregate cash purchase price of $8.5 million. The proceeds from the sale of the Caribe real estate and facility were utilized to reduce the Company's outstanding tax retention operating lease financing.

     Dale S. Baker, the Company's Chairman and Chief Executive Officer, stated:
``The sale of Caribe continues our efforts to reduce our senior debt. After completion of the Caribe transaction, the amount outstanding under our revolving credit facility has been reduced to zero, from $36.1 million at March 31, 2001. We will continue to use available borrowings under our revolving credit facility for working capital purposes. We believe that the sale of Caribe is an important step towards bringing our trade creditors and suppliers, who have supported the Company and provided credit while we worked to reduce our senior debt, to more normal terms and to returning our company to financial health.''

     Ben Quevedo, the Company's President and Chief Operating Officer, commented: ``During April 2001, we implemented salary and benefit reductions that affected virtually all of our employees. These actions, along with the headcount reductions which we had previously made in each of our businesses, the temporary closure of our Oscoda, Michigan heavy airframe maintenance facility and the consolidation of the operations of one of our component repair operations from two facilities to one, are expected to reduce our operating expenses by approximately $22.0 million to $25.0 million on an annual basis. We are also continuing our efforts to sell our non-core assets to further reduce our senior debt and to provide additional working capital to support our operations.''

Aviation Sales Company is a leading independent provider of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines and maintenance and repair facilities. The Company currently operates four MR&O businesses: TIMCO, which, with its five locations, is one of the largest independent providers of heavy aircraft maintenance services in North America; Aerocell Structures, which specializes in the MR&O of airframe components, including flight surfaces; Aircraft Interior Design, which specializes in the refurbishment of aircraft interior
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components; and TIMCO Engine Center, which refurbishes JT8D engines. The Company also operates TIMCO Engineered Systems, which provides engineering services to our MR&O operations and our customers.

Aviation Sales Company Safe Harbor Statement:

This press release contains certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and those identified below, could adversely affect the Company's ability to obtain these results: the Company's ability to continue to generate sufficient working capital to meet its operating requirements, the Company maintaining good working relationships with its vendors and customers, the Company's ability to achieve gross margins at which it can be profitable, including margins on services the Company performs on a fixed price basis, competition in the aircraft maintenance, repair and overhaul market, the Company's ability to attract and retain qualified personnel in its business, utilization rates for its MR&O facilities, the Company's ability to effectively manage its business, competitive pricing for the Company's products and services, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission (SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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Contact:

  Aviation Sales Company, Miramar
  Dale S. Baker, 954/538-8900
  Michael C. Brant, 954/538-8900
       or
  Morgen-Walke Associates
  Gordon McCoun, 212/850-5600